Exhibit 5.1

May 27, 2004


Cosi, Inc.
242 West 36th Street
New York, NY 10018

Re:   Registration Statement on Form S-3 of Cosi, Inc.
      ------------------------------------------------

Ladies and Gentlemen :

You have requested our opinion, as counsel to Cosi, Inc., a Delaware corporation (the "Company"), in connection with the registration of 3,550,00 shares of the Company's Common Stock, par value $0.01 per share on Form S-3, as amended (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission" under the Securities Act of 1933, as amended (the "Act").

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. Based upon such examinations, it is our opinion that as of the date hereof, the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

    /s/ Cadwalader, Wickersham & Taft LLP